Exhibit 99.1

CHECK INC.

SECOND RESTATED 2007 STOCK OPTION INCENTIVE PLAN

MAY 23, 2014

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TABLE OF CONTENTS

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CHECK INC.

SECOND RESTATED 2007 STOCK OPTION INCENTIVE PLAN

MAY 23, 2014

1. PURPOSE. The purpose of the Check Inc. Second Restated 2007 Stock Option Incentive Plan (the “Plan”) is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company, its Parent (if any) and Subsidiaries (if any), by offering them an opportunity to participate in the Company’s future performance through awards of Options, Restricted Stock Units and Restricted Stock. Capitalized terms not defined in the text are defined in Section 24 hereof. Although this Plan is intended to be a written compensatory benefit plan within the meaning of Rule 701 promulgated under the Securities Act, grants may be made pursuant to this Plan that do not qualify for exemption under Rule 701 or Section 25102(o) of the California Corporations Code. Any requirement of this Plan that is required in law only because of Section 25102(o) need not apply if the Committee so provides and another exemption from the qualification requirements of applicable California State securities laws, if required, applies. This second restatement amends and restates in its entirety the First Restated Plan and integrates all amendments thereto into this Plan, effective as of June 16, 2014.

2. SHARES SUBJECT TO THE PLAN.

2.1 Number of Shares Available. Subject to Sections 2.2 and 18 hereof, the total number of Shares reserved and available for grant and issuance pursuant to this Plan will be 10,166,162 Shares or such lesser number of Shares as permitted by applicable law. Subject to Sections 2.2 and 18 hereof, Shares subject to Awards previously granted will again be available for grant and issuance in connection with future Awards under this Plan to the extent such Shares: (a) cease to be subject to issuance upon exercise of an Option, other than due to exercise of such Option; (b) are subject to an Award granted hereunder but the Shares subject to such Award are forfeited or repurchased by the Company at the original issue price; or (c) are subject to an Award that otherwise terminates without Shares being issued. At all times the Company will reserve and keep available a sufficient number of Shares as will be required to satisfy the requirements of all Awards granted and outstanding under this Plan. Notwithstanding anything in this Section 2, or elsewhere in this Plan, to the contrary and subject to adjustment as provided in Section 2.2 and 18 hereof, the total number of Shares actually issued or transferred by the Company upon the exercise of ISOs (as defined in Section 5 hereof) granted under this Plan shall not exceed 10,166,162 Shares or such lesser number of Shares as permitted by applicable law.

2.2 Adjustment of Shares. In the event that the number of outstanding shares of the Company’s Common Stock is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification, distribution or similar change in the capital structure of the Company without consideration, then (i) the number of Shares reserved for issuance under this Plan, (b) the Exercise Prices of and number of Shares subject to outstanding Options, and (c) the number of Shares subject to other outstanding Awards (and any purchase price payable for such an Award) will be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and compliance with applicable securities laws; provided, however, that fractions of a Share will not be issued but will either be paid in cash at the Fair Market Value of such fraction of a Share or will be rounded down to the nearest whole Share, as determined by the Committee; and provided, further, that the Exercise Price of any Option may not be decreased to below the par value of the Shares.

3. ELIGIBILITY. ISOs (as defined in Section 5 hereof) may be granted only to employees (including officers and directors who are also employees) of the Company or of a Parent or Subsidiary of the Company. NQSOs (as defined in Section 5 hereof), Restricted Stock Units and Restricted Stock Awards may be granted to employees, officers, advisors, directors and consultants of the Company or any Parent or Subsidiary of the Company; provided such consultants and advisors render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction. A person may be granted more than one Award under this Plan.

4. ADMINISTRATION.

4.1 Committee Authority. This Plan will be administered by the Committee, or by the Board if no Committee is created by the Board. Subject to the general purposes, terms and conditions of this Plan, and to the direction of the Board, the Committee will have full power to implement and carry out this Plan. Without limitation, the Committee will have the authority to:

(a) construe and interpret this Plan, any Award Agreement and any other agreement or document executed pursuant to this Plan;

(b) prescribe, amend and rescind rules and regulations relating to this Plan;

(c) approve persons to receive Awards;

(d) determine the form and terms of Awards;

(e) determine the number of Shares or other consideration subject to Awards;

(f) determine whether Awards will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other Awards under this Plan or awards under any other incentive or compensation plan of the Company or any Parent or Subsidiary of the Company;

(g) subject to the terms of this Plan, grant waivers of any conditions of any Award;

(h) determine the terms of vesting, exercisability and payment of Awards;

(i) correct any defect, supply any omission, or reconcile any inconsistency in this Plan, any Award, any Award Agreement or any Exercise Agreement;

(j) determine whether an Award has been earned;

(k) make all other determinations for the administration of this Plan;

(l) extend the vesting period beyond a Participant’s Termination Date;

(m) in the event that any benefit under this Plan is granted to an employee who is employed or providing services outside the United States and who is not compensated from a payroll maintained in the United States, the Committee may, in its sole discretion, modify the provisions of the Plan as they pertain to such individuals, or adopt supplements to, or alternative versions of, the Plan, to comply with applicable law, regulation, or accounting rules; and

(n) amend any outstanding Award or agreement related to any Award, provided that no amendment shall be made that would materially impair the rights of any Participant without his or her consent.

4.2 Committee Discretion. Unless in contravention of any express terms of this Plan or Award, any determination made by the Committee with respect to any Award will be made in its sole discretion either (a) at the time of grant of the Award, or (b) subject to Section 4.1(n) hereof, at any later time. Any such determination will be final and binding on the Company and on all persons having an interest in any Award under this Plan. The Committee may delegate to one or more officers of the Company the authority to grant an Award under this Plan or otherwise set forth herein or authorized by the Committee, in each case to the extent consistent with applicable state corporate law.

5. OPTIONS. The Committee may grant Options to eligible persons described in Section 3 hereof and will determine whether such Options will be Incentive Stock Options within the meaning of the Code (“ISOs”) or Nonqualified Stock Options (“NQSOs”), the number of Shares subject to the Option, the Exercise Price of the Option, the period during which the Option may be exercised, and all other terms and conditions of the Option, subject to the following:

5.1 Form of Option Grant. Each Option granted under this Plan will be evidenced by an Award Agreement which will expressly identify the Option as an ISO or an NQSO (“Stock Option Agreement”), and will be in such form and contain such provisions (which need not be the same for each Participant) as the Committee or the Company may from time to time approve, and which will comply with and be subject to the terms and conditions of this Plan.

5.2 Date of Grant. The date of grant of an Option will be the date on which the Committee makes the determination to grant such Option, unless a later date is otherwise specified by the Committee. The Stock Option Agreement and a copy of this Plan will be delivered to the Participant within a reasonable time after the granting of the Option.

5.3 Exercise Period. Options may be exercisable immediately but subject to repurchase pursuant to Section 12.2 hereof or may be exercisable within the times or upon the events determined by the Committee as set forth in the Stock Option Agreement governing such Option; provided, however, that no Option will be exercisable after the expiration of ten years from the date the Option is granted; and provided further that no ISO granted to a person who directly or by attribution owns more than 10% of the total combined voting power of all classes of stock of the Company or of any Parent or Subsidiary of the Company (“Ten Percent Stockholder”) will be exercisable after the expiration of five years from the date the ISO is granted. The Committee also may provide for Options to become exercisable at one time or from time to time, periodically or otherwise, in such number of Shares or percentage of Shares as the Committee determines.

5.4 Exercise Price. The Exercise Price of an Option will be determined by the Committee when the Option is granted, provided that (a) the Exercise Price of an ISO will not be less than 100% of the Fair Market Value of the Shares on the date of grant and (b) the Exercise Price of any ISO granted to a Ten Percent Stockholder will not be less than 110% of the Fair Market Value of the Shares on the date of grant. Payment for the Shares purchased must be made in accordance with Section 8 hereof.

5.5 Method of Exercise. Options may be exercised only by delivery to the Company of a written stock option exercise agreement (the “Exercise Agreement”) in a form approved by the Committee or the Company (which need not be the same for each Participant). The Exercise Agreement will state (a) the number of Shares being purchased, (b) the restrictions imposed on the Shares purchased under such Exercise Agreement, if any, and (c) such representations and agreements regarding Participant’s investment intent and access to information and other matters, if any, as may be required or desirable by the Company to comply with applicable securities laws. Participant shall execute and deliver to the Company the Exercise Agreement together with payment in full of the Exercise Price, and any applicable taxes, for the number of Shares being purchased.

5.6 Termination. Subject to earlier termination pursuant to Sections 18 and 19 hereof and except as otherwise set forth in the Stock Option Agreement, exercise of an Option will always be subject to the following:

(a) If the Participant is Terminated for any reason other than death, Disability or for Cause, then the Participant may exercise his or her Options only with respect to Shares that have become Vested Shares as of the Participant’s Termination Date unless determined otherwise by the Committee. Any such Options that are exercisable as provided in this subsection (a) must be exercised by the Participant, if at all, within three months after the Termination Date (or within such shorter time period, not less than 30 days, or within such longer time period, not exceeding five years, after the Termination Date as may be determined by the Committee, with any exercise beyond three months after the Termination Date deemed to be an NQSO) but in any event, no later than the expiration date of the Options.

(b) If the Participant is Terminated because of the Participant’s death or Disability (or the Participant dies within three months after a Termination other than for Cause), then the Participant’s Options may be exercised only with respect to Shares that have become Vested Shares as of the Participant’s Termination Date unless determined otherwise by the Committee. Any such Options that are exercisable as provided in this subsection (b) must be exercised by the Participant (or the Participant’s legal representative or authorized assignee), if at all, within 12 months after the Termination Date (or within such shorter time period, not less than six months, or within such longer time period, not exceeding five years, after the Termination Date as may be determined by the Committee, with any exercise beyond (i) three months after the Termination Date when the Termination is for any reason other than the Participant’s death or disability, within the meaning of Section 22(e)(3) of the Code, or (ii) 12 months after the Termination Date when the Termination is for Participant’s disability, within the meaning of Section 22(e)(3) of the Code, deemed to be an NQSO) but in any event no later than the expiration date of the Options.

(c) If the Participant is Terminated for Cause, the Participant may exercise his or her Options only with respect to Shares that have become Vested Shares as of the Participant’s Termination Date unless determined otherwise by the Committee. Any such Options that are exercisable as provided in this subsection (c) must be exercised by the Participant, if at all, within 30 days after the Termination Date but in any event no later than the expiration date of the Options.

5.7 Limitations on Exercise. The Committee may specify a reasonable minimum number of Shares that may be purchased on any exercise of an Option, provided that such minimum number will not prevent Participant from exercising the Option for the full number of Shares for which it is then exercisable.

5.8 Limitations on ISOs. The aggregate Fair Market Value (determined as of the date of grant) of Shares with respect to which ISOs are exercisable for the first time by a Participant during any calendar year (under this Plan or under any other incentive stock option plan of the Company or any Parent or Subsidiary of the Company) will not exceed $100,000. If the Fair Market Value of Shares on the date of grant with respect to which ISOs are exercisable for the first time by a Participant during any calendar year exceeds $100,000, then the Options for the first $100,000 worth of Shares to become exercisable in such calendar year will be ISOs and the Options for the amount in excess of $100,000 that become exercisable in that calendar year will be NQSOs. In the event that the Code or the regulations promulgated thereunder are amended after the Effective Date (as defined in Section 19 hereof) to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISOs, then such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.

5.9 No Disqualification. Notwithstanding any other provision in this Plan, no term of this Plan relating to ISOs will be interpreted, amended or altered, nor will any discretion or authority granted under this Plan be exercised, so as to disqualify this Plan under Section 422 of the Code or, without the consent of the Participant, to disqualify any Participant’s ISO under Section 422 of the Code. In no event shall the total number of Shares issued (counting each reissuance of a Share that was previously issued and then forfeited or repurchased by the Company as a separate issuance) under the Plan upon exercise of ISOs exceed 5,667,455 Shares (adjusted in proportion to any adjustments under Section 2.2 hereof) over the term of the Plan.

6. RESTRICTED STOCK UNITS. The Committee will determine to whom Restricted Stock Units will be granted, the number of Restricted Stock Units and all other terms and conditions of the Restricted Stock Units, subject to the following:

6.1 Form of Restricted Stock Units. All Restricted Stock Units granted under this Plan will be evidenced by an Award Agreement (“Restricted Stock Unit Award Agreement”), and will be in such form and contain such provisions (which need not be the same for each Participant) as the Committee or the Company may from time to time approve, and which will comply with and be subject to the terms and conditions of this Plan.

6.2 Settlement. Upon the vesting of a Restricted Stock Unit, the Participant shall be entitled to receive from the Company one Share or an amount in cash or other property equal to the Fair Market Value of one Share on the settlement date, as provided in the applicable Restricted Stock Unit Award Agreement. The Committee may provide that settlement of Restricted Stock Units shall occur upon or as soon as reasonably practicable after the vesting of the Restricted Stock Units or shall instead be deferred, on a mandatory basis or at the election of the Participant, in a manner that complies with Section 409A of the Code.

6.3 Restrictions. Restricted Stock Units may be subject to the restrictions set forth in Section 12 hereof or such other restrictions not inconsistent with the exemptions from applicable securities laws that are relied upon in connection with such Restricted Stock Units.

6.4 Termination. Subject to earlier termination pursuant to Sections 18 and 19 hereof and except as otherwise set forth in the Restricted Stock Unit Award Agreement, if a Participant is Terminated for any reason, then the Participant’s Restricted Stock Units (to the extent then-unvested) shall be forfeited and cancelled as of the Termination Date without consideration therefor.

7. RESTRICTED STOCK. A Restricted Stock Award is a grant of Shares, or an offer by the Company to sell Shares to an eligible person, which Shares are subject to certain specified restrictions. The Committee will determine to whom a Restricted Stock Award will be granted or offered, the number of Shares subject to the Restricted Stock Award, the restrictions to which the Shares will be subject, and all other terms and conditions of the Restricted Stock Award, subject to the following:

7.1 Form of Restricted Stock Award. All grants or offers of a Restricted Stock Award made pursuant to this Plan will be evidenced by an Award Agreement (“Restricted Stock Award Agreement”) that will be in such form (which need not be the same for each Participant) as the Committee or the Company will from time to time approve, and will comply with and be subject to the terms and conditions of this Plan.

7.2 Restrictions. Each Restricted Stock Award may be subject to the restrictions set forth in Section 12 hereof or such other restrictions not inconsistent with the exemptions from applicable securities laws that are relied upon in connection with such Restricted Stock Award.

8. PAYMENT FOR SHARE PURCHASES.

8.1 Payment. Payment for Shares purchased pursuant to this Plan may be made in cash (by check) or, where expressly approved for the Participant by the Committee or provided in an Award Agreement and where permitted by law:

(a) by cancellation of indebtedness of the Company owed to the Participant;

(b) by surrender of shares that: (i) either (a) have been owned by Participant for more than six months and have been paid for within the meaning of SEC Rule 144 (and, if such shares were purchased from the Company by use of a promissory note, such note has been fully paid with respect to such shares) or (b) were obtained by Participant in the public market and (ii) are clear of all liens, claims, encumbrances or security interests;

(c) by waiver of compensation due or accrued to the Participant from the Company for services rendered;

(d) with respect only to purchases upon exercise of an Option, and provided that a public market for the Company’s stock exists:

(i) through a “same day sale” commitment from the Participant and a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby the Participant irrevocably elects to exercise the Option and to sell a portion of the Shares so purchased sufficient to pay the total Exercise Price, and whereby the FINRA Dealer irrevocably commits upon receipt of such Shares to forward the total Exercise Price directly to the Company; or

(ii) through a “margin” commitment from the Participant and a FINRA Dealer whereby the Participant irrevocably elects to exercise the Option and to pledge the Shares so purchased to the FINRA Dealer in a margin account as security for a loan from the FINRA Dealer in the amount of the total Exercise Price, and whereby the FINRA Dealer irrevocably commits upon receipt of such Shares to forward the total Exercise Price directly to the Company;

(e) such other consideration and method of payment permitted under applicable law; or

(f) by any combination of the foregoing.

8.2 Loan Guarantees. The Committee may, in its sole discretion, elect to assist the Participant in paying for Shares purchased under this Plan by authorizing a guarantee by the Company of a third-party loan to the Participant.

9. WITHHOLDING TAXES.

9.1 Withholding Generally. Whenever Shares are to be issued in satisfaction of Awards granted under this Plan, the Company may require the Participant to remit to the Company an amount sufficient to satisfy federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such Shares. Whenever, under this Plan, payments in satisfaction of Awards are to be made in cash by the Company, such payment will be net of an amount sufficient to satisfy federal, state, and local withholding tax requirements.

9.2 Stock Withholding. When, under applicable tax laws, a Participant incurs tax liability in connection with the exercise, vesting or settlement of any Award that is subject to tax withholding and the Participant is obligated to pay the Company the amount required to be withheld, the Committee may in its sole discretion allow the Participant to satisfy the minimum withholding tax obligation by electing to have the Company withhold from the Shares to be issued that minimum number of Shares having a Fair Market Value equal to the minimum amount required to be withheld, determined on the date that the amount of tax to be withheld is to be determined; but in no event will the Company withhold Shares if such withholding would result in adverse accounting consequences to the Company. All elections by a Participant to have Shares withheld for this purpose will be made in accordance with the requirements established by the Committee for such elections and be in writing in a form acceptable to the Committee.

10. PRIVILEGES OF STOCK OWNERSHIP. No Participant will have any of the rights of a stockholder with respect to any Shares until the Shares are issued to the Participant. After Shares are issued to the Participant, the Participant will be a stockholder and have all the rights of a stockholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares; provided, that if such Shares are Restricted Stock, then any new, additional or different securities the Participant may become entitled to receive with respect to such Shares by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of the Company will be subject to the same restrictions as the Restricted Stock. The Participant will have no right to retain such stock dividends or stock distributions with respect to Unvested Shares that are repurchased pursuant to Section 12 hereof. To the extent required, the Company will comply with Section 260.140.1 of Title 10 of the California Code of Regulations with respect to the voting rights of the Company’s Common Stock.

11. TRANSFERABILITY. Except as permitted by the Committee, Awards granted under this Plan, and any interest therein, will not be transferable or assignable by Participant, other than by will or by the laws of descent and distribution or as otherwise permitted by Rule 701 promulgated under the Securities Act, and may not be made subject to execution, attachment or similar process. During the lifetime of the Participant an Award will be exercisable only by the Participant or Participant’s legal representative and any elections with respect to an Award may be made only by the Participant or Participant’s legal representative.

12. RESTRICTIONS ON SHARES.

12.1 Right of First Refusal. At the discretion of the Committee, the Company may reserve to itself and/or its assignee(s) in the Award Agreement a right of first refusal to purchase all Shares that a Participant (or a subsequent transferee) may propose to transfer to a third party, provided that such right of first refusal terminates upon the Company’s initial public offering of its Common Stock pursuant to an effective registration statement filed under the Securities Act.

12.2 Right of Repurchase; Forfeiture. At the discretion of the Committee, the Company may reserve to itself and/or its assignee(s) in the Award Agreement a right to repurchase Unvested Shares held by a Participant for cash and/or cancellation of purchase money indebtedness owed to the Company by the Participant (or for no consideration if the Participant did not pay any consideration for the Unvested Shares) following such Participant’s Termination at any time after the Participant’s Termination Date.

13. CERTIFICATES. All certificates for Shares or other securities delivered under this Plan will be subject to such stock transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted.

14. ESCROW; PLEDGE OF SHARES. To enforce any restrictions on a Participant’s Shares set forth in Section 12 hereof, the Committee may require the Participant to deposit all certificates representing Shares, together with stock powers or other instruments of transfer approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company to hold in escrow until such restrictions have lapsed or terminated. The Committee may cause a legend or legends referencing such restrictions to be placed on the certificates. Any Participant who is permitted to execute a promissory note as partial or full consideration for the purchase of Shares under this Plan will be required to pledge and deposit with the Company all or part of the Shares so purchased as collateral to secure the payment of Participant’s obligation to the Company under the promissory note; provided, however, that the Committee may require or accept other or additional forms of collateral to secure the payment of such obligation and, in any event, the Company will have full recourse against the Participant under the promissory note notwithstanding any pledge of the Participant’s Shares or other collateral. In connection with any pledge of the Shares, Participant will be required to execute and deliver a written pledge agreement in such form as the Committee will from time to time approve. The Shares purchased with the promissory note may be released from the pledge on a pro rata basis as the promissory note is paid.

15. EXCHANGE AND BUYOUT OF AWARDS. The Committee may, at any time or from time to time, authorize the Company, with the consent of the respective Participants, to issue new Awards in exchange for the surrender and cancellation of any or all outstanding Awards. The Committee may at any time buy from a Participant an Award previously granted with payment in cash, shares of Common Stock of the Company (including Restricted Stock) or other consideration, based on such terms and conditions as the Committee and the Participant may agree.

16. SECURITIES LAW AND OTHER REGULATORY COMPLIANCE. Although this Plan is intended to be a written compensatory benefit plan within the meaning of Rule 701 promulgated under the Securities Act, grants may be made pursuant to this Plan that do not qualify for exemption under Rule 701 or Section 25102(o) of the California Corporations Code. Any requirement of this Plan that is required in law only because of Section 25102(o) need not apply if the Committee so provides and another exemption from the qualification requirements of applicable California State securities laws, to the extent required, applies. An Award will not be effective unless such Award is in compliance with all applicable federal and state securities laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance. Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for Shares under this Plan prior to (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable, and/or (b) compliance with any exemption, completion of any registration or other qualification of such Shares under any foreign, state or federal law or ruling of any governmental body that the Company determines to be necessary or advisable. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares hereunder shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. The Company will be under no obligation to register the Shares with the SEC or to effect compliance with the exemption, registration, qualification or listing requirements of any state securities laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.

17. NO OBLIGATION TO EMPLOY. Nothing in this Plan or any Award granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent or Subsidiary of the Company or limit in any way the right of the Company or any Parent or Subsidiary of the Company to terminate Participant’s employment or other relationship at any time, for any reason or no reason.

18. CORPORATE TRANSACTIONS.

18.1 Committee Actions in the Event of a Corporate Transaction. In the event of:

(a) a dissolution or liquidation of the Company,

(b) a merger or consolidation after which the stockholders of the Company immediately prior to such merger cease to own, either directly or indirectly, at least a majority of the shares of capital stock of the surviving entity,

(c) the sale of all or substantially all of the assets of the Company in one transaction or series of related transactions followed by the liquidation of the Company, or

(d) the sale by the stockholders of the Company of at least a majority of the outstanding shares of capital stock of the Company in one transaction or series of related transactions pursuant to an agreement to which the Company and the selling stockholders are parties, then:

With respect to any such transaction or event, the Committee may take any one or more of the following actions as it deems appropriate to prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award granted or issued under the Plan or to facilitate such transaction or event, provided that any such action shall be taken in a manner consistent with Sections 409A and 424 of the Code, as applicable: (i) arrange for the assumption of outstanding Awards by the successor or surviving corporation, or a parent or subsidiary thereof, or for the substitution of options or other compensatory awards on equity securities other than Shares (including, if appropriate, equity securities of an entity other than the Company) in exchange for Awards, (ii) accelerate the vesting, exercisability and termination of outstanding Awards, in whole or in part, so that Awards that are vested and subject to exercise can be exercised prior to the closing or completion of the transaction or event and terminate upon such closing or completion, (iii) cancel any Award with respect to Vested Shares thereunder in exchange for a cash payment equal to the amount, if any, that would have been attained upon the exercise of such Award with respect to such Vested Shares or realization of the applicable Participant’s rights under such Award with respect to such Vested Shares (or for no cash payment, if the Committee determines in good faith that no amount would have been attained upon the exercise of any such Award with respect to Vested Shares or realization of a Participant’s rights under any such Award with respect to Vested Shares), (iv) cancel any Award with respect to Unvested Shares thereunder either (x) without payment of any consideration for such Unvested Shares or (y) in exchange for a cash payment per Unvested Share that is equal to or less than the amount, if any, that would have been attained upon the exercise of the Award with respect to a Vested Share thereunder or realization of the applicable Participant’s rights under the Award with respect to a Vested Share thereunder or (v) arrange for any repurchase rights of the Company with respect to any Restricted Stock to apply to any securities issued in substitution for such Restricted Stock. The Committee need not adopt the same rules for each Award or for each Participant.

18.2 Assumption of Awards by the Company. The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either (a) granting an Award under this Plan in substitution of such other company’s award or (b) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Award granted under this Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award will remain unchanged (except that the exercise price and the number and nature of shares issuable upon exercise of any such option will be adjusted appropriately pursuant to Sections 409A and 424(a) of the Code, as applicable). In the event the Company elects to grant a new Award rather than assume an existing Award, such new Award may be granted with a similarly adjusted Exercise Price.

19. ADOPTION AND STOCKHOLDER APPROVAL. The First Restated Plan became effective on June 6, 2011. This Plan, as restated for the second time, will become effective on the date that it is adopted by the Board (the “Effective Date”). This Plan, as restated for the second time, will be approved by the stockholders of the Company (excluding Shares issued pursuant to this Plan), consistent with applicable laws, within 12 months before or after the Effective Date. Upon the Effective Date, the Board may grant Awards pursuant to this Plan; provided, however, that: (a) no Option may be exercised prior to initial stockholder approval of this Plan; (b) no Option granted pursuant to an increase in the number of Shares approved by the

Board shall be exercised prior to the time such increase has been approved by the stockholders of the Company; (c) in the event that initial stockholder approval is not obtained within the time period provided herein, all Awards granted hereunder shall be canceled, any Shares issued pursuant to any Award shall be canceled and any purchase of Shares issued hereunder shall be rescinded; and (d) Awards granted pursuant to an increase in the number of Shares approved by the Board which increase is not timely approved by stockholders shall be canceled, any Shares issued pursuant to any such Awards shall be canceled, and any purchase of Shares subject to any such Award shall be rescinded.

20. TERM OF PLAN/GOVERNING LAW. Unless earlier terminated as provided herein, this Plan will terminate ten years from the Effective Date or, if earlier, the date of stockholder approval. This Plan and all agreements hereunder shall be governed by and construed in accordance with the laws of the State of Delaware.

21. AMENDMENT OR TERMINATION OF PLAN. The Board may at any time terminate or amend this Plan in any respect, including without limitation amendment of any form of Award Agreement or instrument to be executed pursuant to this Plan; provided, however, that (a) any such action may not, without the written consent of a Participant, materially impair such Participant’s rights under any Award previously granted under the Plan and (b) the Board will not, without the approval of the stockholders of the Company, amend this Plan in any manner that requires such stockholder approval pursuant to Section 25102(o) of the California Corporations Code (to the extent it is intended to apply) or the Code or the regulations promulgated thereunder as such provisions apply to ISO plans.

22. NONEXCLUSIVITY OF THE PLAN. Neither the adoption of this Plan by the Board, the submission of this Plan to the stockholders of the Company for approval, nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock options and other equity awards otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

23. SECTION 409A. To the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall be interpreted consistent with the requirements of Section 409A of the Code and the Department of the Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any Award may be subject to Section 409A of the Code and the Department of the Treasury regulations and other interpretive guidance issued thereunder, the Committee may adopt such amendments to the Plan and the applicable agreement or adopt other policies and procedures (including amendments, policies and procedures), or take any other actions, that the Committee determines are necessary or appropriate to (a) preserve the intended tax treatment of the benefits provided with respect to the Award or (b) comply with the requirements of Section 409A of the Code and the Department of the Treasury regulations and other interpretive guidance thereunder.

24. DEFINITIONS. As used in this Plan, the following terms will have the following meanings:

“Award” means any award under this Plan, including any Option, Restricted Stock Unit or Restricted Stock Award.

“Award Agreement” means, with respect to each Award, the signed written agreement between the Company and the Participant setting forth the terms and conditions of the Award, including any Stock Option Agreement, Restricted Stock Unit Award Agreement or Restricted Stock Agreement.

“Board” means the Board of Directors of the Company.

“Cause” means (a) (i) any willful, material violation by the Participant of any law or regulation applicable to the business of the Company or a Parent or Subsidiary of the Company, (ii) the Participant’s conviction of, or guilty plea to, any felony or any other crime involving moral turpitude, or (iii) any willful perpetration by the Participant of a common law fraud, (b) the Participant’s commission of an act of personal dishonesty in connection with the Company or any other entity having a business relationship with the Company, (c) any material breach by the Participant of any provision of any agreement or understanding between the Company or any Parent or Subsidiary of the Company and the Participant regarding the terms of the Participant’s service as an employee, officer, director or consultant to the Company or a Parent or Subsidiary of the Company, including without limitation, the willful and continued failure or refusal of the Participant to perform the material duties required of such Participant as an employee, officer, director or consultant of the Company or a Parent or Subsidiary of the Company, other than as a result of having a Disability, or a breach of any applicable invention assignment and confidentiality agreement or similar agreement between the Company or a Parent or Subsidiary of the Company and the Participant, (d) Participant’s disregard of the policies of the Company or any Parent or Subsidiary of the Company so as to cause loss, damage or injury to the property, reputation or employees of the Company or a Parent or Subsidiary of the Company, or (e) any other misconduct by the Participant which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company or a Parent or Subsidiary of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the committee created and appointed by the Board to administer this Plan, or if no committee is created and appointed, the Board.

“Company” means Check Inc., a Delaware corporation, or any successor corporation.

“Disability” means a disability, whether temporary or permanent, partial or total, as determined by the Committee.

“Exercise Price” means the price at which a holder of an Option may purchase the Shares issuable upon exercise of the Option.

“Fair Market Value” means, as of any date, the value of a share of the Company’s Common Stock determined as follows:

(a) if such Common Stock is then quoted on the Nasdaq National Market, its closing price on the Nasdaq National Market on the date of determination;

(b) if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which such Common Stock is listed or admitted to trading;

(c) if such Common Stock is publicly traded but is not quoted on the Nasdaq National Market nor listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported by The Wall Street Journal (or, if not so reported, as otherwise reported by any newspaper or other source as the Board may determine); or

(d) if none of the foregoing is applicable, by the Committee in good faith.

“First Restated Plan” means the Restated 2007 Stock Option Incentive Plan, effective June 6, 2011, as amended from time to time.

“Option” means an award of an option to purchase Shares pursuant to Section 5 hereof.

“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns stock representing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Participant” means a person who receives an Award under this Plan.

“Plan” means this Second Restated 2007 Stock Option Incentive Plan, as amended from time to time.

“Restricted Stock” means Shares purchased pursuant to a Restricted Stock Award.

“Restricted Stock Award” means an award of Shares pursuant to Section 7 hereof.

“Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Committee equal to the value thereof as of such payment date, which right may be subject to certain vesting conditions and other restrictions.

SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means shares of the Company’s Common Stock, $0.001 par value per share, reserved for issuance under this Plan, as adjusted pursuant to Sections 2 and 18 hereof, and any successor security.

“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock representing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Termination” or “Terminated” means, for purposes of this Plan with respect to a Participant, that the Participant has for any reason ceased to provide services as an employee, officer, director, advisor or consultant to the Company or any Parent or Subsidiary of the Company. A Participant will not be deemed to have ceased to provide services in the case of sick leave, military leave or any other leave of absence approved by the Committee, provided that such leave is for a period of not more than 90 days (a) unless reinstatement (or, in the case of an employee with an ISO, reemployment) upon the expiration of such leave is guaranteed by contract or statute, or (b) unless provided otherwise pursuant to formal policy adopted from time to time by the Company’s Board and issued and promulgated in writing. In the case of any Participant on sick leave, military leave or an approved leave of absence, the Committee may make such provisions respecting suspension of vesting of the Award while on leave from the Company or a Parent or Subsidiary of the Company as it may deem appropriate, except that in no event may an Option be exercised after the expiration of the term set forth in the Stock Option Agreement. The Committee will have sole discretion to determine whether a, Participant has ceased to provide services and the effective date on which the Participant ceased to provide services (the “Termination Date”).

“Unvested Shares” means “Unvested Shares” as defined in the Award Agreement.

“Vested Shares” means “Vested Shares” as defined in the Award Agreement.

NETGATE SOFTWARE LTD.

ISRAELI SUB-PLAN

TO THE

CHECK INC.

SECOND RESTATED 2007 STOCK OPTION INCENTIVE PLAN

1.	GENERAL

1.1.	This sub-plan (the “Sub-Plan”) shall apply only to Participants who are deemed residents of the State of Israel for tax purpose or are otherwise subject to Israeli taxation (each such Participant, an “Israeli Participant”). The provisions specified hereunder shall form an integral part of the Check Inc. Second Restated 2007 Stock Option Incentive Plan (hereinafter: the “Plan”), pursuant to which employees of the Company or its Affiliates may be granted Options to purchase Shares, Restricted Stock Units or Restricted Stock Awards.

1.2.	This Sub-Plan is to be read in conjunction with the Plan and it only modifies options granted to Israeli Participants so that they comply with the requirements set by Israeli law in general, and in particular with the provisions of Section 102 (as specified herein), as may be amended or replaced from time to time. For the avoidance of doubt, this Sub-Plan does not add to or modify the Plan in respect of any other category of Participants.

1.3.	The Plan and this Sub-Plan are complementary to each other and shall be deemed as one. In any case of contradiction, whether explicit or implied, between the provisions of this Sub-Plan and the Plan, the provisions of the Sub-Plan shall prevail.

1.4.	Any capitalized terms used and not otherwise specifically defined in this Sub-Plan shall have the meanings given to them in the Plan.

2.	DEFINITIONS

2.1	“Affiliate” also means any “employing company” within the meaning of Section 102(a) of the Ordinance.

2.2	“Approved 102 Award” means an Award granted pursuant to Section 102(b) of the Ordinance and held in trust by a Trustee, via broker, for the benefit of an Israeli Participant (including Restricted Stock Awards and Restricted Stock Units, if applicable).

2.3	“CGA” means an Approved 102 Award elected and designated by the Company to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(2) of the Ordinance.

2.4	“Controlling Shareholder” shall have the meaning ascribed to it in Section 32(9) of the Ordinance.

2.5	“Deposit Requirements” shall mean with respect a 102 Trustee Grant, the requirement to evidence deposit of an Award with the Trustee, in accordance with Section 102, in order to qualify as a 102 Trustee Grant. As of the time of approval of this Appendix, the ITA guidelines regarding Deposit Requirements for 102 Capital Gains Track Grants require that the Trustee be provided with (a) a copy of resolutions approving Awards intended to qualify as 102 Capital Gains Track Grants within 45 days of the date of Administrator’s approval of such Award, including full details of the terms of the Awards, and (b) a copy of the Eligible 102 Participant’s consent to the requirements of the 102 Capital Gains Track Grant within 90 days of the Administrator’s approval of such Award, and (c) with respect to an Award of Restricted Share, either a share certificate and copy of the Company’s share register evidencing issuance of the Shares underlying such Award in the name of the Trustee for the benefit of the Eligible 102 Participant, or deposit of the Shares with a financial institution in an account administered in the name of the Trustee, as applicable, in each case, within 90 days of the date of the Administrator’s approval of such Award.

2.6	“Employee” means a person who is employed by the Israeli Affiliate excluding any Controlling Shareholder.

2.7	“ITA” means the Israeli Tax Authority.

2.8	“Ordinance” means the Israeli Income Tax Ordinance [New Version] 5721-1961 as now in effect or as hereafter amended.

2.9	“Rules” means the regulations, rules, orders or procedures promulgated under the Ordinance, including the Income Tax Rules (Tax Benefits in Stock Issuance to Employees) 5763-2003.

2.10	“Section 102” means section 102 of the Ordinance and any regulations, rules, orders or procedures promulgated thereunder as now in effect or as hereafter amended.

2.11	“Section 102 Letter” means a letter attached to the Award Agreement, from the Company or Affiliate to an Israeli Participant, in which the Israeli Participant is notified of the decision to grant the Israeli Participant Options, Restricted Stock or Restricted Stock Units according to the terms of Section 102. The Section 102 Letter shall specify the tax track that the Company or Affiliate selected according to section 3 of the Sub-Plan. The Section 102 Letter shall include the Israeli Participant undertakings specified in section 12 of this Sub-Plan.

2.12	“Trustee” means the trustee appointed by the Company or the Affiliate to hold in trust, via broker, on behalf of each Israeli Participant, the Approved 102 Awards and the Shares, according to the provisions of Section 102 and the Trust Agreement.

2.13	“Trust Agreement” means the trust agreement signed between the Company or affiliate, the Employee and the Trustee.

3.	ISSUANCE OF APPROVED 102 AWARDS

3.1	The persons eligible for participation in the Plan as Israeli Participants shall include any Employees of the Company or of any Affiliate, who are eligible to receive Approved 102 Awards.

3.2	The Company shall designate Options, Restricted Stock Awards and Restricted Stock Units granted to Employees pursuant to Section 102 as Approved 102 Awards.

3.3	The grant of Approved 102 Awards shall be made under this Sub-Plan adopted by the Board, and shall be conditioned upon the approval of this Sub-Plan by the ITA.

3.4	Approved 102 Awards shall be classified as CGAs.

3.5	No Approved 102 Awards may be granted under this Sub-Plan to any eligible Employee, unless and until the Company’s election of the type of Approved 102 Awards as CGA granted to Employees (the “Election”) is appropriately filed with the ITA. Such Election shall become effective beginning the first date of grant of an Approved 102 Award under this Sub-Plan and shall remain in effect at least until the end of the year following the year during which the Company first granted Approved 102 Awards.

3.6	All Approved 102 Awards shall be deposited with a Trustee in compliance with the Deposit Requirements and held in trust by a Trustee (or be subject to a supervisory trustee arrangement if approved by the ITA) for the Israeli Participants, as described in Section 4 below.

3.7	For the avoidance of doubt, the designation of Approved 102 Awards shall be subject to the terms and conditions set forth in Section 102.

4.	TRUSTEE

4.1	Approved 102 Awards which shall be granted under this Sub-Plan and any Shares allocated or issued upon exercise or settlement of such Approved 102 Awards or other shares received subsequently following any realization of rights shall be allocated or issued for the Israeli Participant and deposited with a Trustee in compliance with the Deposit Requirements and held in trust by the Trustee (or be subject to a supervisory trustee arrangement if approved by the ITA), for the Israeli Participants for such period of time as required by Section 102 or any regulations, rules or orders or procedures promulgated thereunder (the “Holding Period”).

4.2	Notwithstanding anything to the contrary, the Trustee, shall not release any Shares allocated or issued upon exercise or settlement of Approved 102 Awards prior to the full payment of the Israeli Participant’s tax liabilities arising from Approved 102 Awards which were granted to him and/or any Shares allocated or issued upon exercise of such Stock Options or vesting Restriced Stock Units.

4.3

With respect to any Approved 102 Award, subject to the provisions of Section 102 and any Rules thereunder, an Israeli Participant shall not sell or release from trust any Share received upon the exercise or settlement of an Approved 102 Award and/or any share received subsequently following any realization of rights until the lapse of the Holding Period required under Section 102 of the Ordinance. Notwithstanding the above, if any such sale or release occurs during the Holding Period, the sanctions under Section 102 of the Ordinance and any Rules thereunder shall apply to and shall be borne by such Israeli Participant. Subject to the foregoing, the Trustee may, and pursuant to a written request from the Israeli Participant to such broker, release and transfer such shares to a designated third party, provided that both of the following conditions have been fulfilled prior to such transfer: (i) payment has been rendered to the tax authorities of all taxes required to be paid upon the release and transfer of the shares, and confirmation of such payment has been received by the Trustee, and (ii) the Trustee, via the broker, has received written confirmation from the Company that all requirements for such release and transfer have been fulfilled according to the terms of the Company’s corporate documents, the Plan, this Sub-Plan, or any applicable Award Agreement and any applicable law.

4.4	If an Approved 102 Award is exercised or settled in shares during the Holding Period, the shares issued upon such exercise or settlement shall be issued for the Israeli Participant and held in trust by the Trustee, for the Israeli Participant. If such an Award is exercised or settled in shares after the Holding Period ends, the shares issued upon such exercise or settlement, as applicable, shall, at the election of the Israeli Participant, either (i) be issued for the Israeli Participant and held in trust by the Trustee, or (ii) be transferred to the Israeli Participant directly, provided that the Israeli Participant first complies with all applicable provisions of the Plan and this Sub-Plan and makes payment of any applicable taxes in respect thereto.

4.5	Upon receipt of an Approved 102 Award, the Israeli Participant will sign an undertaking to release the Trustee and broker from any liability in respect of any action or decision duly taken and bona fide executed in relation with this Sub-Plan, or any Approved 102 Award or Share granted to him thereunder.

5.	THE AWARDS

The terms and conditions upon which the Options, Restricted Stock Awards and Restricted Stock Units shall be issued, exercised and/or settled, as applicable, shall be as specified in the Award Agreement to be executed pursuant to the Plan and to this Sub-Plan. Each Award Agreement shall state, inter alia, the number of shares to which the Option or Restricted Stock Award relates or the number of Restricted Stock Units, as applicable, the vesting provisions, and, with respect to any Option, the type of Option granted thereunder and the exercise price.

6.	EXERCISE OF OPTIONS

Vested Options shall be exercised by the Israeli Participant in accordance with the terms of the applicable Award Agreement, by giving a written notice to the broker, in such form and method as may be determined by the Company and, when applicable, by the Trustee, in accordance with the requirements of Section 102, which exercise shall be effective upon receipt of such notice by the broker and the payment of the exercise price for the number of shares with respect to which the Option is being exercised, at the Company’s principal office. The notice shall specify the number of Shares with respect to which the Option is being exercised.

7.	RESTRICTIONS

7.1	No Approved 102 Award or any right with respect thereto, purchasable hereunder, whether fully paid or not, shall be assignable, transferable or given as collateral or any right with respect to it given to any third party whatsoever, other than by will or the laws of descent and distribution, or except as specifically allowed under the Plan and this Sub-Plan, and during the lifetime of the Israeli Participant each and all of such Israeli Participant’s rights to purchase Shares hereunder shall be exercisable only by the Israeli Participant.

7.2	As long as Approved 102 Awards or shares are held by the Trustee, on behalf of the Israeli Participant, all rights of the Israeli Participant over the Shares are personal, cannot be transferred, assigned, pledged or mortgaged, other than by will or pursuant to the laws of descent and distribution.

7.3	In addition to the foregoing, all of the applicable provisions of Section 102 of the Ordinance and the Rules will bind any transferee of Approved 102 Award.

7.4	Notwithstanding Section 6.3 of the Plan and absent an express confirmation to the contrary from the ITA, a Restricted Stock Unit that is granted as an Approved 102 Award may not be settled in cash or other property, and shall be settled solely in Shares.

7.5	Notwithstanding Section 8.1(b) of the Plan, and absent an express confirmation to the contrary from the ITA, an Option that is granted as an Approved 102 Award may not be purchased by surrender of shares as set forth therein.

7.6	With respect to Approved 102 Awards, the stock withholding mechanism set forth in Section 9.2 of the Plan is subject to receipt of the prior approval of the ITA.

8.	INTEGRATION OF SECTION 102 AND TAX ASSESSING OFFICER’S PERMIT

8.1	With respect to Approved 102 Awards, the provisions of the Plan and/or the Sub-Plan and/or the Award Agreement shall be subject to the provisions of Section 102 and any approval or ruling issued by the ITA, and the said provisions and approvals or rulings shall be deemed an integral part of the Plan and of the Sub-Plan and of the Award Agreement.

8.2	Any provision of Section 102 or the said permit which is necessary in order to receive or to keep any tax benefit pursuant to Section 102, which is not expressly specified in the Plan or the Sub-Plan or the Award Agreement, shall be considered binding upon the Company and the Israeli Participants.

9.	TAX MATTERS

9.1	Any tax consequences arising from (i) the grant, exercise, sale or transfer of any Award, (ii) the issuance of Shares under an Award, (iii) from the payment for Shares covered thereby and/or (iv) from any other event or act (of the Company, or its Affiliates, and the Trustee or the broker or the Israeli Participant), hereunder, shall be borne solely by the Israeli Participant. The Company or its Affiliates, or the Trustee, or the broker, shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Israeli Participant shall agree to indemnify the Company and its Affiliates and the Trustee and the broker and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Israeli Participant. The Company or any of its Affiliates, and the Trustee may make such provisions and take such steps as it/they may deem necessary or appropriate for the withholding of all taxes required by law to be withheld with respect to an Award granted under the Plan and the exercise, sale, transfer or other disposition thereof, including, but not limited, to (i) deducting the amount so required to be withheld from any other amount then or thereafter payable to an Israeli Participant, including by deducting any such amount from a Participant’s salary or other amounts payable to the Participant, to the maximum extent permitted under law; and/or (ii) requiring an Israeli Participant to pay to the Company or any of its Affiliates the amount so required to be withheld as a condition of the issuance, delivery, distribution or release of any Shares and/or (iii) by causing the exercise of Awards and/or sale of Shares held by or on behalf of the Israeli Participant to cover such liability. In addition, the Israeli Participant will be required to pay any amount, including penalties, that exceeds the tax to be withheld and transferred to the tax authorities, pursuant to applicable tax laws, regulations and rules.

9.2	The Company and, when applicable, the Trustee and the broker shall not be required to release any consideration or share certificate to an Israeli Participant until all required payments have been fully made.

10.	ISRAELI PARTICIPANT UNDERTAKINGS IN THE SECTION 102 LETTER

In the Section 102 Letter, in accordance with the requirements of Section 102, the Israeli Participant shall (i) agree and acknowledge that he or she received and read the Plan, the Award Agreement and the Section 102 Letter; (ii) undertake to observe all the provisions set forth in: Section 102 (including provisions regarding the applicable tax track that the Company has selected), the Rules, the Plan, the Award Agreement, the Section 102 Letter and the Trust Agreement; and (iii) subject to the provisions of Sections 102 and the Rules, undertake not to sell or release the Shares from trust, before the end of the Holding Period.

11.	GOVERNING LAW & JURISDICTION

This Sub-Plan shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws, provided that the applicable tax treatment and the tax rules and regulations of the State of Israel shall also apply.

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